NEWMONT REPORTS THIRD QUARTER NET INCOME OF $397 MILLION ($0.88 PER SHARE)

DENVER, October 31, 2007 - Newmont Mining Corporation (NYSE: NEM) today announced third quarter financial and operating results. For the quarter, the Company reported net income of $397 million ($0.88 per share), compared with net income of $198 million ($0.44 per share) for the third quarter of 2006. Net income during the third quarter of 2007 benefited from a change in the valuation allowance on deferred tax assets associated with foreign tax credits ($84 million) and the Zarafshan-Newmont Joint Venture settlement ($54 million after-tax).

Richard O'Brien, President and Chief Executive Officer, said, "With the benefit of higher metal prices as well as a strong performance from the majority of our operations, we earned $0.88 per share for the quarter, a 100% increase over the year ago quarter, and generated approximately $520 million in cash from continuing operations. As we maintain our focus on operational execution, we continue to address the issues in Nevada, including challenges at Phoenix and the slower than anticipated reopening of our Midas mine. With three months remaining in the year, we are narrowing our outlook for equity gold sales to between 5.2 and 5.4 million ounces at costs applicable to sales of between $400 and $430 per ounce for 2007. Additionally, we continue to make substantial progress on our development projects, including Boddington in Australia, the gold mill at Yanacocha and the power plant in Nevada.

And earlier this month, we announced an offer to acquire all of the outstanding common shares of Miramar Mining Corporation in a friendly transaction, giving us the opportunity to establish a new, core mining district in the Nunavut Territory of Canada with tremendous exploration potential. With these efforts, we continue to work toward achieving our goal of providing our shareholders with a sustainable and profitable production base, while optimizing leverage to the gold price.”

Financial ($ millions, except per share)	Q3 2007	Q3 2006	YTD 2007	YTD 2006
Revenues	$1,646	$1,102	$4,204	$3,527
Income (loss) from continuing operations	$325	$42	$(45)	$364
Income (loss) from continuing operations per share	$0.72	$0.09	$(0.10)	$0.81
Net income (loss)	$397	$198	$(1,597)	$568
Net income (loss) per share	$0.88	$0.44	$(3.54)	$1.26
Operating	Q3 2007	Q3 2006	YTD 2007	YTD 2006
Consolidated gold sales (000 ounces) (1)	1,614	1,698	4,667	5,350
Equity gold sales (000 ounces) (1), (2)	1,326	1,379	3,916	4,155
Average realized gold price ($/ounce)	$681	$611	$665	$588
Costs applicable to sales ($/ounce) (3)	$388	$318	$414	$297
Net cash provided from (used in) continuing operations	$521	$201	$(103)	$723
Capital expenditures ($ million)	$449	$404	$1,162	$1,104

(1)
Includes sales in 2006 from Phoenix and Leeville start-up activities which are not included in Revenue, Costs applicable to sales and Depreciation, depletion and amortization per ounce calculations prior to commencing operations on October 1, 2006 and October 14, 2006, respectively.

(2)	Includes sales from Holloway and Zarafshan discontinued operations for the nine months ended September 30, 2006.
(3)	Excludes depreciation, depletion and amortization, loss on settlement of price-capped forward sales contracts and Midas redevelopment.

The Company generated net cash from continuing operations of $521 million in the third quarter of 2007, compared to net cash provided from continuing operations of $201 million in the year ago quarter. The Company used net cash in continuing operations of $103 million for the nine months ended September 30, 2007 compared to net cash provided from continuing operations of $723 million for the nine months ended September 30, 2006. Cash flow used in continuing operations during the first nine months of 2007 was negatively impacted by the settlement of the price-capped forward sales contracts for $578 million, the settlement of pre-acquisition Australia income taxes of Normandy for $276 million and the final settlement of copper collar contracts for $174 million.

NEWMONT - Q3 2007 RESULTS (October 31, 2007)

REGIONAL HIGHLIGHTS AND 2007 OUTLOOK

NEVADA	Q3 2007	Q3 2006	YTD 2007	YTD 2006
Consolidated gold sales (000 ounces) (1)	583	569	1,674	1,647
Equity gold sales (000 ounces) (1)	583	555	1,674	1,540
Costs applicable to sales ($/ounce) (2)	$426	$428	$467	$425
Capital expenditures ($ million)	$176	$211	$453	$501

(1)
Includes sales in 2006 from Phoenix and Leeville start-up activities which are not included in Revenue, Costs applicable to sales and Depreciation, depletion and amortization per ounce calculations prior to commencing operations on October 1, 2006 and October 14, 2006, respectively. Revenues and costs during start-up activities are included in Other income, net.

(2)	Excludes Midas redevelopment.

Nevada Operating Performance and Outlook

Equity gold sales in Nevada increased 5% in the third quarter of 2007 to 583,000 ounces from 555,000 ounces in the year ago quarter. Gold sales increased as both Leeville and Phoenix were in commercial production for the entire third quarter of 2007 compared to the year ago quarter, offset by the suspension of operations at Midas in June 2007 and the completion of mining at Lone Tree in 2006.

Open pit ore mined increased 22% to 11.0 million tons in the third quarter of 2007, up from 9.0 million tons in the year ago quarter, primarily due to commercial production at Phoenix. Underground ore mined increased 4% in the third quarter of 2007 due to commencement of commercial production at Leeville. Ore milled increased 67% to 6.5 million tons from 3.9 million tons in the year ago quarter, while milled ore grade decreased 30% during the same period, both driven by the processing of lower grade ore from Phoenix. Ore placed on leach pads decreased 20% in the third quarter of 2007 compared to the year ago quarter, primarily as a result of mine sequencing at Gold Quarry and the completion of mining at Lone Tree. Leach ore grade increased 36% from the year ago quarter due to recent access to higher grade ore at Twin Creeks. The Lone Tree mill continued to process during the third quarter, with ore hauled from Twin Creeks, and is expected to continue to process ore for the remainder of 2007.

Based on the results of the first nine months of 2007, the Company has narrowed the expected range for equity gold sales in Nevada from between 2.3 and 2.6 million ounces to between 2.3 and 2.4 million ounces for 2007. This range primarily reflects the impact of continuing challenges at Phoenix and the suspension of operations at Midas.

On October 11, the Mine Safety and Health Administration (MSHA) lifted the restrictive order that required Midas to halt mining activities in June 2007. As a result, limited mining activities at Midas have resumed, and the Company expects Midas to ramp-up to historical production levels by early 2008.

Costs applicable to sales decreased slightly in the third quarter of 2007 to $426 per ounce from $428 per ounce in the year ago quarter. Unit costs remained steady as the impact of higher cost production at Phoenix and the suspension of lower cost operations at Midas were offset by lower surface mining costs. Based on the costs applicable to sales incurred through the end of the third quarter of 2007, continued oil price escalation and lower than expected production from Phoenix and Midas, the Company has increased Nevada’s cost applicable to sales outlook for the year from between $400 and $440 per ounce to between $430 and $460 per ounce.

Phoenix Update

The focus at Phoenix during the third quarter of 2007 was continued progress on optimization projects. The in-fill drill program has drilled one-third of the overall planned footage, with 46 of the 183 planned drill holes completed. Mining rates continued to improve, with September providing the highest monthly production to date. The sustainable improvements in productivity were driven largely by favorable improvements in rock fragmentation as well as new haul trucks being added to the fleet during the third quarter. Mill capacity utilization exceeded 90% during the third quarter of 2007. Additionally, the new crusher remains on schedule for start-up by mid-2008 and was approximately 21% complete at the end of the third quarter. Phoenix produced 46,000 ounces at costs applicable to sales of $605 per ounce and 133,000 ounces at costs applicable to sales of $743 per ounce for the three and nine

NEWMONT - Q3 2007 RESULTS (October 31, 2007)

months ended September 30, 2007, respectively. The Company expects a final optimization plan for Phoenix by mid-2008.

Nevada Capital Projects

Capital expenditures in Nevada were $176 million and $453 million for the three and nine months ended September 30, 2007, respectively. The Company has increased its expected range for 2007 from between $560 and $630 million to between $620 and $650 million. The remaining spending during the fourth quarter of 2007 primarily relates to the construction of the power plant. Construction of the 200 megawatt coal-fired power plant was approximately 82% complete at the end of the third quarter and remains on schedule for completion in the first half of 2008. Major milestones met during the third quarter of 2007 include successful boiler hydro-testing and the first coal delivery. Capital costs for the project are expected to be towards the higher end of the previous outlook of between $620 and $640 million. As disclosed previously, the lower cost of self-generated electricity, when compared with projected future market prices in the region, is expected to reduce Nevada’s costs applicable to sales by approximately $25 per ounce.

YANACOCHA	Q3 2007	Q3 2006	YTD 2007	YTD 2006
Consolidated gold sales (000 ounces)	360	578	1,127	2,133
Equity gold sales (000 ounces)	185	297	579	1,095
Costs applicable to sales ($/ounce)	$358	$210	$357	$183
Capital expenditures ($ million)	$67	$61	$181	$174

Yanacocha Operating Performance and Outlook

Equity gold sales at Yanacocha decreased in the third quarter of 2007 to 185,000 ounces from 297,000 ounces in the year ago quarter, in line with expectations. Gold production in the third quarter of 2006 benefited from higher grade and tons placed on leach pads during the first half of 2006 as compared to 2007, resulting in lower production in the third quarter of 2007. Ore mined decreased 7% to 28.7 million tons in the third quarter of 2007 from 31.0 million tons in the year ago quarter, while leach ore grade increased by 17% in the third quarter of 2007 compared to the year ago quarter. The Company continues to expect equity gold sales of between 775,000 and 825,000 ounces for 2007.

Costs applicable to sales increased in the third quarter of 2007 to $358 per ounce from $210 per ounce in the year ago quarter. The increase was primarily due to lower production, which impacted unit costs by approximately $120 per ounce, as well as higher labor, diesel, and mine maintenance costs. The Company continues to expect costs applicable to sales for the year toward the lower end of the range of $340 to $360 per ounce.

Yanacocha Capital Projects

Consolidated capital expenditures at Yanacocha were $67 million and $181 million for the three and nine months ended September 30, 2007, respectively. The Company has reduced Yanacocha’s expected consolidated capital expenditures for the year from between $310 and $340 million to between $280 and $300 million. Progress on the gold mill continues as expected, with construction approximately 85% complete at the end of the third quarter. Major milestones of final mill delivery and commencement of operational training were met during the quarter. The Company continues to anticipate commercial production in the first half of 2008. Capital costs on the project are expected to remain in-line with the previous outlook of between $250 and $270 million. Once complete, the gold mill is expected to enhance recovery of complex ores, improve financial returns and extend the operating life at Yanacocha.

NEWMONT - Q3 2007 RESULTS (October 31, 2007)

AUSTRALIA/NEW ZEALAND	Q3 2007	Q3 2006	YTD 2007	YTD 2006
Consolidated gold sales (000 ounces)	319	355	989	1,004
Equity gold sales (000 ounces)	319	355	989	1,004
Costs applicable to sales ($/ounce)	$480	$376	$485	$383
Capital expenditures ($ million)	$144	$53	$371	$115

Australia/New Zealand Operating Performance and Outlook

Australia/New Zealand sales decreased 10% in the third quarter of 2007 to 319,000 ounces from 355,000 ounces in the year ago quarter, primarily due to decreased production at Tanami, Jundee, Pajingo and Waihi.

Gold sales at Jundee decreased 13% in the third quarter of 2007 compared to 2006, primarily due to a 27% decrease in mill throughput, partially offset by 21% higher ore grade. Gold sales at Pajingo decreased 12% in the third quarter of 2007 from 2006 due to a 19% decrease in mill ore grade. Gold sales at Waihi decreased 34% in the third quarter of 2007 from 2006, primarily due to decreased open pit ore grade, partially offset by higher underground ore grade. Gold sales at Tanami decreased 10% in the third quarter of 2007 from 2006, primarily due to the timing of sales. Gold ounces produced at Tanami were marginally lower as mill ore grade decreased 9% from the blending of low grade stockpiles, partially offset by a 5% increase in mill throughput. Gold sales at Kalgoorlie increased 4% in the third quarter of 2007 compared to the year ago quarter, primarily due to a 3% increase in mill throughput and the sale of inventories. The Company continues to expect equity gold sales in Australia/New Zealand of between 1.275 and 1.325 million ounces for 2007.

Costs applicable to sales increased 28% in the third quarter of 2007 to $480 per ounce from $376 per ounce in the year ago quarter, primarily due to the strengthening Australian dollar exchange rate, which increased Australia/New Zealand unit costs by approximately $49 per ounce compared to the year ago quarter, and lower production in the third quarter of 2007. Additionally, royalties increased due to higher gold prices and input costs were higher, particularly related to fuel, electricity and labor.

The following quarter on quarter costs applicable to sales variances include the impact of the strengthening Australian and New Zealand dollars. Costs applicable to sales increased 24% at Jundee from $349 per ounce to $433 per ounce, primarily due to lower production and higher contract mining and electricity costs. At Waihi, costs applicable to sales increased 95% from $273 per ounce to $531 per ounce, primarily due to decreased gold production and higher costs at the Favona underground operation compared to the lower cost open pit production in the year ago quarter. Costs applicable to sales at Kalgoorlie increased 27% from $481 per ounce to $609 per ounce, primarily due to higher milling costs as a result of processing higher sulfur grades. At Tanami, costs applicable to sales increased 14% from $379 per ounce to $431 per ounce, primarily due to increased milling costs related to additional cyanide destruction. Costs applicable to sales at Pajingo increased 25% from $318 per ounce in the year ago quarter to $398 per ounce in the third quarter of 2007, primarily due to lower production and increased maintenance and labor costs. Access to the Jandam ore body at Pajingo in the third quarter of 2006 resulted in significantly higher tons and grades in 2006, resulting in higher production compared to the third quarter of 2007. Based on current mine plans, Pajingo is approaching the end of its mine life, with operations expected to be completed in the first half of 2008.

The Company has revised its costs applicable to sales outlook for Australia/New Zealand for the year from between $490 and $515 per ounce to between $500 and $525 per ounce, reflecting the previously disclosed adverse impact of the Australian dollar exchange rate appreciating above 0.80, as well as continued oil price escalation. For every 0.01 move in the Australian exchange rate during the fourth quarter, costs applicable to sales for the entire year are expected to change by approximately $1-$2 per ounce above the mid-point of the Australia/New Zealand outlook, based on an assumed average exchange rate of 0.80.

Australia/New Zealand Capital Projects

Capital expenditures in Australia/New Zealand were $144 million and $371 million for the three and nine months ended September 30, 2007, respectively. Including the impact of the strengthening Australian dollar, the Company has reduced its expected capital spending for the year from between $675 and $730 million to between $650 and $700

NEWMONT - Q3 2007 RESULTS (October 31, 2007)

million. Capital expenditures in Australia for the fourth quarter of 2007 are expected to change by roughly $3 million for every 0.01 move in the Australian dollar exchange rate above an average exchange rate of 0.80. Development of the Boddington project was approximately 50% complete at the end of September 2007, with start-up still expected in late 2008 or early 2009. The Company is in the process of completing a definitive estimate to update the Boddington capital costs, including the adverse impact of the strengthening Australian dollar exchange rate. This definitive estimate is expected to be complete in the first quarter of 2008.

BATU HIJAU	Q3 2007	Q3 2006	YTD 2007	YTD 2006
Consolidated gold sales (000 ounces)	200	59	374	266
Equity gold sales (000 ounces)	90	31	179	140
Costs applicable to sales ($/ounce)	$147	$286	$207	$219
Consolidated copper sales (million pounds)	163	90	351	288
Equity copper sales (million pounds)	74	48	170	152
Costs applicable to sales ($/pound)	$0.68	$0.73	$1.06	$0.75
Capital expenditures ($ million)	$19	$13	$43	$97
Average realized copper price	$3.34	$1.04	$3.13	$1.50

Batu Hijau Operating Performance and Outlook

Equity gold and copper sales at Batu Hijau increased substantially in the third quarter of 2007 to 90,000 ounces and 74 million pounds, respectively, from 31,000 ounces and 48 million pounds, respectively, in the year ago quarter. Higher gold and copper production compared to the year ago quarter was primarily due to processing significantly higher ore grades during the quarter as dryer weather conditions allowed increased mining in Phase 4 at the bottom of the pit. Mill throughput and copper and gold recoveries also increased as a result of processing softer, higher grade ore. Total tons mined decreased by 25% from the year ago quarter, primarily due to longer hauling distances. The Company continues to expect equity gold and copper sales of between 210,000 and 230,000 ounces and 190 and 210 million pounds, respectively, in 2007.

Total costs applicable to sales increased $57 million from the year ago quarter, primarily due to less stockpiling of ore in the third quarter of 2007 compared to the year ago quarter. In the year ago quarter, additional ore was stockpiled to feed the mill while mining operations concentrated on stripping waste. Total spending on operations before stockpile allocations remained unchanged in the third quarter of 2007 compared to the year ago quarter.

Costs applicable to sales per unit decreased 49% per ounce of gold and 7% per pound of copper in the third quarter of 2007 from 2006, due to increased production compared to the year ago quarter. Additionally, a higher proportion of costs were allocated to copper than gold due to the significantly higher proportion of copper revenue in the third quarter of 2007 as compared to the year ago quarter. The Company continues to expect costs applicable to sales to remain between $225 and $240 per ounce of gold and between $1.10 and $1.20 per pound of copper for 2007.

The average realized copper price, after treatment and refining charges, increased to $3.34 per pound from $1.04 per pound in the year ago quarter, as copper sales were completely unhedged in the third quarter of 2007.

Batu Hijau Capital Projects

Consolidated capital expenditures at Batu Hijau were $19 million and $43 million for the three and nine months ended September 30, 2007. The Company has lowered its expected consolidated capital expenditures at Batu Hijau for the year from between $140 and $150 million to between $100 and $110 million.

NEWMONT - Q3 2007 RESULTS (October 31, 2007)

AHAFO	Q3 2007	Q3 2006	YTD 2007	YTD 2006
Consolidated gold sales (000 ounces)	113	78	361	78
Equity gold sales (000 ounces)	113	78	361	78
Costs applicable to sales ($/ounce)	$455	$251	$391	$251
Capital expenditures ($ million)	$33	$47	$79	$155

Ahafo Operating Performance and Outlook

Gold ounces sold at Ahafo increased 45% in the third quarter of 2007 to 113,000 ounces from 78,000 ounces in the year ago quarter. The increase was primarily due to a full quarter of operations in 2007, as Ahafo commenced commercial operations in August 2006. During the first nine months of 2007, the Company realized better than expected ore grades and mill recovery rates, which resulted in higher than expected production at Ahafo. Mill ore grades were higher than expected due to ore control improvement programs implemented during the year. Increased mill recoveries were a result of higher than expected yields from the transitional ore mined at the Apensu deposit. As a result, the Company has narrowed its expected gold sales outlook for 2007 from between 410,000 and 450,000 ounces to between 425,000 and 450,000 ounces.

Costs applicable to sales at Ahafo increased 81% to $455 per ounce in the third quarter of 2007 from $251 per ounce in the year ago quarter, primarily due to increased mining and milling costs. Mining costs increased due to higher waste removal costs as well as the year ago quarter benefiting from the capitalization of pre-production costs and lower maintenance activities. In addition, mining costs increased due to increased pit dewatering, labor, fuel and tire costs. Milling costs increased compared to the year ago quarter due to higher cost diesel generated electricity as a result of power rationing in Ghana, as well as increased maintenance costs.

Costs applicable to sales during the first nine months of 2007 were $391 per ounce, primarily due to better than expected power availability from the national grid, which resulted in lower power generation costs than originally expected. Based on the results of the first nine months of 2007 and the potential opportunity for continued power supply from the national grid during the fourth quarter of 2007, the Company has reduced its costs applicable to sales outlook for the year from between $460 and $500 per ounce to between $400 and $430 per ounce.

Ghana Capital Projects

Capital expenditures in Ghana were $38 million and $94 million for the three and nine months ended September 30, 2007. The Company has reduced its expected capital expenditures in Ghana for the year from between $180 and $200 million to between $130 and $160 million.

OTHER OPERATIONS	Q3 2007	Q3 2006	YTD 2007	YTD 2006
Consolidated gold sales (000 ounces)	39	59	142	222
Equity gold sales (000 ounces)	36	55	134	210
Costs applicable to sales ($/ounce)	$378	$173	$330	$212
Capital expenditures ($ million)	$4	$1	$12	$8

Other Operations Performance and Outlook

Equity gold sales for the Kori Kollo mine in Bolivia, the La Herradura mine in Mexico, and the Golden Giant mine in Canada decreased to 36,000 ounces in the third quarter of 2007 from 55,000 ounces in the year ago quarter, primarily due to the completion of mining at Golden Giant and lower production at Kori Kollo. Equity gold sales at Kori Kollo decreased 31% in the third quarter of 2007 from 2006, primarily due to the timing of production flow from the leach pad. La Herradura gold sales decreased 10% in the third quarter of 2007 from the year ago quarter, primarily due to higher inventory sales in the year ago quarter. Gold ounces produced at La Herradura in the third quarter of 2007 were consistent with the year ago quarter. The Company continues to expect equity gold sales of between 180,000 and 200,000 ounces in 2007 from its other operations.

NEWMONT - Q3 2007 RESULTS (October 31, 2007)

Costs applicable to sales increased in the third quarter of 2007 to $378 per ounce from $173 per ounce in the year ago quarter. Costs applicable to sales per ounce increased significantly at Kori Kollo in the third quarter of 2007, primarily due to higher production taxes and lower production compared to the year ago quarter. Costs applicable to sales increased 51% at La Herradura, primarily due to increased waste removal costs. The Company continues to expect costs applicable to sales of between $310 and $330 per ounce for its other operations.

CAPITAL, TAX RATE AND OTHER

Capital expenditures for the third quarter of 2007 were $449 million, primarily for the construction of the power plant and sustaining mine development in Nevada ($176 million), construction of the gold mill and leach pad expansions at Yanacocha in Peru ($67 million), construction of the Boddington project and other sustaining mine development in Australia/New Zealand ($144 million), as well as sustaining mine development in Ghana ($38 million). The Company has revised its expected consolidated capital expenditures from between $1.8 and $2.0 billion to between $1.7 and $1.9 billion for 2007. The Company expensed $176 million of depreciation, depletion and amortization during the third quarter of 2007, and has revised its expected depreciation, depletion and amortization for the year from approximately $750 to $800 million to approximately $700 to $750 million.

The effective tax rate for the three months ended September 30, 2007 was 14% compared to 53% in the year ago quarter. The Company has revised the expected 2007 tax rate from between 42% and 47% to between 24% and 30%, primarily due to the favorable change related to the valuation allowance on deferred tax assets associated with foreign tax credits.

The Company incurred $40 million of general and administrative expenses during the third quarter of 2007, and has revised anticipated expenses from between $155 and $165 million to between $160 and $170 million for the year. Including $28 million of net interest expense during the third quarter of 2007, the Company has revised its expected net interest expense from between $95 and $105 to between $85 and $95 million for the year. Including $16 million of advanced projects, research and development expenditures during the third quarter of 2007, as well as a change in classification of certain expenditures to exploration, the Company has reduced its expected advanced projects, research and development expenditures from between $85 and $100 million to between $65 and $80 million for the year.

EXPLORATION REVIEW

Exploration efforts continued as planned during the third quarter, with expenditures of $47 million and $132 million for the three and nine months ended September 30, 2007. The Company has increased its expected exploration expenditures for the year from between $170 and $175 million to between $180 and $185 million, as a result of a change in classification for certain expenditures from advanced projects, research and development to exploration. As previously announced, we expect reserve replacement through exploration alone to be challenged in 2007, with new, large-scale deposits becoming increasingly scarce. In spite of these challenges, the Company’s exploration team continues to aggressively cover an extensive land position in many of the World’s premier gold belts.

Exploration programs in North America focus primarily on near mine potential in Nevada on the Carlin Trend, Battle Mountain-Eureka Trend and the Northern Nevada Rift. The current year’s surface and underground drill programs are nearing completion, and remain primarily focused on reserve definition.

South American exploration is focused on near mine programs at Yanacocha in Peru, as well as greenfield projects in the Guiana Shield and the Andes in Peru. The expected spending in South America for the year was increased from $34 million to approximately $42 million due to success at the Nassau Joint Venture in Suriname, where in-fill drilling continued at the Merian II and Maraba discoveries.

The Australia/New Zealand exploration programs for the year have focused on development drilling at Boddington, Jundee and Martha, as well as reserve and non-reserve mineralization drilling at the Callie deposit in the Tanami.

Drill programs at Ahafo continued exploring reserve and non-reserve mineralization expansions at depth as well as other potential underground targets. Additionally, the Ghanaian regional exploration program has focused on target definition in the Sefwi and Ashanti Belts.

NEWMONT - Q3 2007 RESULTS (October 31, 2007)

STATEMENTS OF CONSOLIDATED INCOME

	Q3 2007	Q3 2006	YTD 2007	YTD 2006
	(unaudited in millions, except per share)
Revenues
Sales- gold, net	$1,099	$1,009	$3,104	$3,095
Sales- copper, net	547	93	1,100	432
	1,646	1,102	4,204	3,527

Costs and expenses
Costs applicable to sales (exclusive of loss on settlement of price-capped forward sales contracts, Midas redevelopment and depreciation, depletion and amortization shown separately below)
Gold	627	525	1,931	1,564
Copper	111	66	373	215
Loss on settlement of price-capped forward sales contracts	-	-	531	-
Midas redevelopment	10	-	10	-
Depreciation, depletion and amortization	176	149	557	430
Exploration	47	41	132	120
Advanced projects, research and development	16	22	45	61
General and administrative	40	29	113	103
Other expense, net	19	34	93	61
	1,046	866	3,785	2,554

Other income (expense)
Other income, net	35	(9)	70	(2)
Interest expense, net	(28)	(28)	(77)	(70)
	7	(37)	(7)	(72)

Income from continuing operations before income tax,
minority interest and equity income (loss) of affiliates	607	199	412	901
Income tax expense	(84)	(106)	(105)	(259)
Minority interest in income of consolidated subsidiaries	(198)	(52)	(352)	(279)
Equity income of affiliates	-	1	-	1
Income (loss) from continuing operations	325	42	(45)	364
Income (loss) from discontinued operations	72	156	(1,552)	204
Net income (loss)	$397	$198	$(1,597)	$568

Income per common share
Basic:
Income (loss) from continuing operations	$0.72	$0.09	$(0.10)	$0.81
Income (loss) from discontinued operations	0.16	0.35	(3.44)	0.45
Net income (loss)	$0.88	$0.44	$(3.54)	$1.26

Diluted:
Income (loss) from continuing operations	$0.72	$0.09	$(0.10)	$0.81
Income (loss) from discontinued operations	0.16	0.35	(3.43)	0.45
Net income (loss)	$0.88	$0.44	$(3.53)	$1.26

Basic weighted-average common shares outstanding	452	450	451	449
Diluted weighted-average common shares outstanding	453	452	453	451
Cash dividends declared per common share	$0.10	$0.10	$0.30	$0.30

NEWMONT - Q3 2007 RESULTS (October 31, 2007)

CONSOLIDATED BALANCE SHEETS

	At September 30,	At December 31,
	2007	2006
	(unaudited in millions)
ASSETS
Cash and cash equivalents	$1,053	$1,166
Marketable securities and other short-term investments	1,085	109
Trade receivables	352	142
Accounts receivable	147	206
Inventories	387	382
Stockpiles and ore on leach pads	395	378
Deferred income tax assets	143	156
Other current assets	130	93
Current assets	3,692	2,632
Property, plant and mine development, net	7,334	6,594
Investments	351	1,319
Long-term stockpiles and ore on leach pads	782	812
Deferred income tax assets	1,004	796
Other long-term assets	200	178
Goodwill	1,320	1,343
Assets of operations held for sale	301	1,927
Total assets	$14,984	$15,601

LIABILITIES
Current portion of long-term debt	$288	$159
Accounts payable	265	340
Employee-related benefits	148	182
Derivative instruments	-	174
Income and mining taxes	258	351
Other current liabilities	663	515
Current liabilities	1,622	1,721
Long-term debt	2,745	1,752
Reclamation and remediation liabilitites	546	528
Deferred income tax liabilities	422	626
Employee-related benefits	250	309
Other long-term liabilities	150	135
Liabilities of operations held for sale	114	95
Total liabilities	5,849	5,166

Minority interests in subsidiaries	1,506	1,098

STOCKHOLDERS' EQUITY
Common stock	690	677
Additional paid-in capital	6,708	6,703
Accumulated other comprehensive income	743	673
Retained (deficit) earnings	(512)	1,284
Total stockholders' equity	7,629	9,337
Total liabilities and stockholders' equity	$14,984	$15,601

NEWMONT - Q3 2007 RESULTS (October 31, 2007)

STATEMENTS OF CONSOLIDATED CASH FLOW

	Q3 2007	Q3 2006	YTD 2007	YTD 2006
	(unaudited in millions)
Operating activities:
Net (loss) income	$397	$198	$(1,597)	$568
Adjustments to reconcile net (loss) income to net cash from
continuing operations:
Depreciation, depletion and amortization	176	149	557	430
Revenue from prepaid forward sales obligation	-	-	-	(48)
Loss (income) from discontinued operations	(72)	(156)	1,552	(204)
Accretion of accumulated reclamation obligations	10	8	29	22
Deferred income taxes	(125)	(38)	(268)	(115)
Minority interest expense	198	52	352	279
Gain on asset sales, net	(9)	(6)	(13)	(16)
Hedge (gain) loss, net	(2)	8	(9)	82
Other operating adjustments and write-downs	8	17	87	107
Net change in operating assets and liabilities (Appendix A)	(60)	(31)	(793)	(382)
Net cash (used in) provided from continuing operations	521	201	(103)	723
Net cash provided from discontinued operations	35	24	96	73
Net cash (used in) provided from operations	556	225	(7)	796
Investing activities:
Additions to property, plant and mine development	(449)	(404)	(1,162)	(1,104)
Investments in marketable debt securities	(82)	(283)	(206)	(1,340)
Proceeds from sale of marketable debt securities	74	398	208	1,928
Acquisitions	-	(161)	-	(348)
Cash received on repayment of Batu Hijau carried interest	-	-	161	-
Other	20	13	25	19
Net cash used in investing activities of continuing operations	(437)	(437)	(974)	(845)
Net cash provided from (used in) investing activities of
discontinued operations	80	280	123	255
Net cash used in investing activities	(357)	(157)	(851)	(590)
Financing activities:
Proceeds from debt, net	1,567	99	2,728	198
Repayment of debt	(1,233)	-	(1,651)	(63)
Early extinguishment of prepaid forward sales obligation	-	(48)	-	(48)
Dividends paid to common stockholders	(46)	(45)	(136)	(135)
Dividends paid to minority interests of consolidated subsidiaries	(1)	(146)	(116)	(235)
Proceeds from stock issuance	6	9	20	66
Purchase Company share call options	(366)		(366)
Issuance of Company share warrants	248	-	248	-
Change in restricted cash and other	5	(9)	7	(11)
Net cash provided from (used in) financing activities of continuing operations	180	(140)	734	(228)
Net cash used in financing activities of discontinued operations	-	(7)	-	(7)
Net cash provided from (used in) financing activities	180	(147)	734	(235)
Effect of exchange rate changes on cash	6	3	11	6
Net change in cash and cash equivalents	385	(76)	(113)	(23)
Cash and cash equivalents at beginning of period	668	1,135	1,166	1,082
Cash and cash equivalents at end of period	$1,053	$1,059	$1,053	$1,059

NEWMONT - Q3 2007 RESULTS (October 31, 2007)

OPERATING STATISTICS SUMMARY

	Q3 2007	Q3 2006	2007	2006
Gold
Consolidated ounces sold (000):
Nevada (1)	583	569	1,674	1,647
Yanacocha	360	578	1,127	2,133
Batu Hijau	200	59	374	266
Australia/New Zealand
Tanami	93	103	336	302
Kalgoorlie	83	80	249	256
Jundee	78	90	211	229
Pajingo	44	50	131	117
Waihi	21	32	62	100
	319	355	989	1,004

Ahafo	113	78	361	78

Other
Kori Kollo	20	29	66	103
La Herradura	19	21	64	61
Golden Giant	-	9	12	58
	39	59	142	222
	1,614	1,698	4,667	5,350

Equity ounces sold (000):
Nevada (1)	583	555	1,674	1,540
Yanacocha	185	297	579	1,095
Batu Hijau	90	31	179	140
Australia/New Zealand
Tanami	93	103	336	302
Kalgoorlie	83	80	249	256
Jundee	78	90	211	229
Pajingo	44	50	131	117
Waihi	21	32	62	100
	319	355	989	1,004

Ahafo	113	78	361	78

Other
Kori Kollo	17	25	58	91
La Herradura	19	21	64	61
Golden Giant	-	9	12	58
	36	55	134	210
	1,326	1,371	3,916	4,067

Discontinued Operations
Zarafshan	-	6	-	62
Holloway	-	2	-	26
	1,326	1,379	3,916	4,155

Copper
Batu Hijau (pounds sold in millions):
Consolidated	163	90	351	288
Equity	74	48	170	152

(1)
Includes sales in 2006 from Phoenix and Leeville start-up activities which are not included in Revenue, Costs applicable to sales and Depreciation, depletion and amortization per ounce calculations prior to commencing operations on October 1, 2006 and October 14, 2006, respectively. Revenues and costs during start-up activities are included in Other income, net.

NEWMONT - Q3 2007 RESULTS (October 31, 2007)

OPERATING STATISTICS - NEVADA

	Q3 2007	Q3 2006	YTD 2007	YTD 2006
Tons mined (000 dry short tons):
Open pit
Ore	10,964	8,975	32,192	25,485
Waste	39,176	34,792	139,525	111,361
Total	50,140	43,767	171,717	136,846
Undergound	354	340	1,346	991
Tons milled/processed (000 dry short tons):
Mill	6,498	3,926	18,581	11,343
Leach	4,339	5,414	10,203	17,370
Average ore grade (oz/ton):
Mill	0.095	0.135	0.098	0.134
Leach	0.034	0.025	0.035	0.025
Average mill recovery rate	81.2%	79.1%	81.8%	81.6%
Gold ounces produced (thousands):
Mill	509	443	1,445	1,325
Leach	76	81	232	240
Incremental start-up	-	46	-	83
Consolidated	585	570	1,677	1,648
Equity	585	557	1,677	1,540
Gold ounces sold (thousands):
Consolidated (1)	583	569	1,674	1,647
Equity (1)	583	555	1,674	1,540

Gold production costs (millions):
Costs applicable to sales	$249	$224	$782	$664
Depreciation, depletion and amortization	$48	$37	$169	$108
Gold production costs (per ounce sold):
Direct mining and production costs	$435	$428	$479	$422
By-product credits	(26)	(9)	(28)	(10)
Royalties and production taxes	15	6	14	10
Reclamation/accretion expense	2	3	2	3
Costs applicable to sales	$426	$428	$467	$425
Depreciation, depletion, and amortization	$82	$70	$101	$69

(1)
Includes sales in 2006 from Phoenix and Leeville start-up activities which are not included in Revenue, Costs applicable to sales and Depreciation, depletion and amortization per ounce calculations prior to commencing operations on October 1, 2006 and October 14, 2006, respectively. Revenues and costs during start-up activities are included in Other income, net.

NEWMONT - Q3 2007 RESULTS (October 31, 2007)

OPERATING STATISTICS - NEVADA BY LOCATION

	Q3 2007	Q3 2006	YTD 2007	YTD 2006

Mine production:
Open pit ore mined (000 dry short tons):
Carlin	4,691	5,851	14,736	16,120
Phoenix	2,868	-	8,988	-
Twin Creeks	3,405	1,914	8,468	6,373
Lone Tree	-	1,210	-	2,992
	10,964	8,975	32,192	25,485
Average ore grade (oz/ton)	0.060	0.057	0.059	0.049

Open pit waste mined (000 dry short tons):
Carlin	19,385	18,782	71,733	55,420
Phoenix	10,541	-	34,116	-
Twin Creeks	9,250	13,841	33,676	46,053
Lone Tree	-	2,169	-	9,888
	39,176	34,792	139,525	111,361

Underground ore mined (000 dry short tons):
Carlin - Carlin East	9	54	150	136
Carlin - Deep Post	68	82	224	289
Carlin - Chukar	102	86	295	222
Carlin - Leeville	143	-	398	-
Midas	11	84	189	235
Turquoise Ridge	21	34	90	110
	354	340	1,346	991
Average ore grade (oz/ton)	0.369	0.471	0.391	0.474

Total tons mined	50,494	44,107	173,063	137,837
Average Grade (ounce per ton)	0.069	0.072	0	0.064

Mill throughput (000 dry short tons):
Carlin - Mill 5	1,344	1,204	3,931	3,488
Carlin - Mill 6	809	787	2,223	1,981
Twin Creeks - Juniper	268	224	753	694
Twin Creeks - Sage	864	814	2,439	2,442
Lone Tree	411	660	1,297	2,060
Phoenix	2,674	-	7,529	-
Midas	4	84	184	236
Other	124	153	225	442
	6,498	3,926	18,581	11,343
Average ore grade (oz/ton)	0.095	0.135	0.098	0.134
Average mill recovery rate	81.2%	79.1%	81.8%	81.6%

NEWMONT - Q3 2007 RESULTS (October 31, 2007)

OPERATING STATISTICS - YANACOCHA

	Q3 2007	Q3 2006	YTD 2007	YTD 2006
Tons mined (000 dry short tons):
Ore	28,680	30,978	65,878	91,877
Waste	28,970	28,880	90,753	73,715
Total	57,650	59,858	156,631	165,592
Tons processed (000 dry short tons)	28,680	30,978	65,877	91,885
Average ore grade (oz/ton)	0.021	0.018	0.018	0.029
Gold ounces produced (thousands):
Consolidated	374	605	1,095	2,156
Equity	192	311	562	1,107
Gold ounces sold (thousands):
Consolidated	360	578	1,127	2,133
Equity	185	297	579	1,095

Gold production costs (millions):
Costs applicable to sales	$129	$121	$402	$390
Depreciation, depletion and amortization	$42	$46	$124	$138
Gold production costs (per ounce sold):
Direct mining and production costs	$358	$218	$362	$188
By-product credits	(19)	(15)	(23)	(12)
Royalties and production taxes	13	4	12	4
Reclamation/accretion expense	6	3	6	3
Costs applicable to sales	$358	$210	$357	$183
Depreciation, depletion, and amortization	$117	$80	$110	$65

NEWMONT - Q3 2007 RESULTS (October 31, 2007)

OPERATING STATISTICS - BATU HIJAU

	Q3 2007	Q3 2006	YTD 2007	YTD 2006
Tons mined (000 dry short tons):
Ore	15,319	37,601	24,959	106,153
Waste	47,872	46,747	157,664	111,234
Total	63,191	84,348	182,623	217,387
Tons milled (000 dry short tons)	12,984	11,362	36,605	34,271
Average ore grade:
Gold (oz/ton)	0.020	0.007	0.013	0.010
Copper	0.73%	0.52%	0.60%	0.51%
Average mill recovery rate:
Gold	84.1%	75.2%	82.3%	78.4%
Copper	92.7%	85.4%	86.6%	85.7%
Gold ounces produced (thousands):
Consolidated	211	63	397	272
Equity	95	33	190	144
Gold ounces sold (thousands):
Consolidated	200	59	374	266
Equity	90	31	179	140
Copper pounds produced (millions):
Consolidated	174	100	379	303
Equity	78	53	183	160
Copper pounds sold (millions):
Consolidated	163	90	351	288
Equity	74	48	170	152

Gold production costs (millions):
Costs applicable to sales	$29	$17	$77	$58
Depreciation, depletion and amortization	$5	$4	$16	$14
Gold production costs (per ounce sold):
Direct mining and production costs	$138	$279	$198	$212
By-product credits	(7)	(11)	(7)	(8)
Royalties and production taxes	14	15	14	13
Reclamation/accretion expense	2	3	2	2
Costs applicable to sales	$147	$286	$207	$219
Depreciation, depletion, and amortization	$27	$66	$44	$52

Copper production costs (millions):
Costs applicable to sales	$111	$66	$373	$215
Depreciation, depletion and amortization	$24	$14	$78	$49
Copper production costs (per pound sold):
Direct mining and production costs	$0.68	$0.72	$1.07	$0.75
By-product credits	(0.04)	(0.03)	(0.04)	(0.03)
Royalties and production taxes	0.03	0.03	0.02	0.02
Reclamation/accretion expense	0.01	0.01	0.01	0.01
Costs applicable to sales	$0.68	$0.73	$1.06	$0.75
Depreciation, depletion, and amortization	$0.14	$0.14	$0.22	$0.16

NEWMONT - Q3 2007 RESULTS (October 31, 2007)

OPERATING STATISTICS - AHAFO

	Q3 2007	Q3 2006	YTD 2007	YTD 2006
Tons mined (000 dry short tons):
Ore	2,110	2,343	6,861	2,343
Waste	11,167	5,746	30,795	5,746
Total	13,277	8,089	37,656	8,089
Tons milled (000 dry short tons):	2,204	1,345	6,463	1,345
Average ore grade (oz/ton)	0.055	0.059	0.060	0.059
Average mill recovery rate	91.6%	91.4%	92.4%	91.4%
Gold ounces produced (thousands):
Consolidated	114	78	363	78
Equity	114	78	363	78
Gold ounces sold (thousands):
Consolidated	113	78	361	78
Equity	113	78	361	78

Gold production costs (millions):
Costs applicable to sales	$51	$19	$141	$19
Depreciation, depletion and amortization	$11	$6	$34	$6
Gold production costs (per ounce sold):
Direct mining and production costs	$435	$233	$371	$233
By-product credits	(1)	(1)	(1)	(1)
Royalties and production taxes	20	18	20	18
Reclamation/accretion expense	1	1	1	1
Costs applicable to sales	$455	$251	$391	$251
Depreciation, depletion, and amortization	$96	$82	$94	$82

NEWMONT - Q3 2007 RESULTS (October 31, 2007)

OPERATING STATISTICS - PAJINGO AND JUNDEE

	Q3 2007	Q3 2006	YTD 2007	YTD 2006
PAJINGO
Tons mined (000 dry short tons)	165	154	468	406
Tons milled (000 dry short tons)	166	153	457	408
Average ore grade (oz/ton)	0.275	0.341	0.281	0.291
Average mill recovery rate	96.3%	96.9%	96.5%	96.9%
Gold ounces produced (thousands):
Consolidated	44	50	128	116
Equity	44	50	128	116
Gold ounces sold (thousands):
Consolidated	44	50	131	117
Equity	44	50	131	117

Gold production costs (millions):
Costs applicable to sales	$17	$16	$54	$45
Depreciation, depletion and amortization	$9	$8	$25	$19
Gold production costs (per ounce sold):
Direct mining and production costs	$393	$312	$401	$381
By-product credits	(15)	(13)	(13)	(14)
Royalties and production taxes	17	17	18	17
Reclamation/accretion expense	3	2	3	3
Costs applicable to sales	$398	$318	$409	$387
Depreciation, depletion, and amortization	$215	$170	$191	$163

JUNDEE
	Q3 2007	Q3 2006	YTD 2007	YTD 2006
Tons mined (000 dry short tons):
Open pit
Ore	252	94	744	635
Waste	1,741	2,184	4,768	4,288
Total	1,993	2,278	5,512	4,923
Underground	261	320	787	908
Tons milled (000 dry short tons)	463	630	1,388	1,823
Average ore grade (oz/ton)	0.186	0.154	0.161	0.136
Average mill recovery rate	94.2%	92.8%	91.8%	92.2%
Gold ounces produced (thousands):
Consolidated	78	90	204	230
Equity	78	90	204	230
Gold ounces sold (thousands):
Consolidated	78	90	211	229
Equity	78	90	211	229

Gold production costs (millions):
Costs applicable to sales	$34	$31	$107	$84
Depreciation, depletion and amortization	$7	$7	$19	$18
Gold production costs (per ounce sold):
Direct mining and production costs	$411	$331	$485	$349
By-product credits	(2)	(1)	(2)	(1)
Royalties and production taxes	18	15	17	15
Reclamation/accretion expense	6	4	7	5
Costs applicable to sales	$433	$349	$507	$368
Depreciation, depletion, and amortization	$87	$76	$89	$77

NEWMONT - Q3 2007 RESULTS (October 31, 2007)

OPERATING STATISTICS - TANAMI AND KALGOORLIE

	Q3 2007	Q3 2006	YTD 2007	YTD 2006
TANAMI
Tons mined (000 dry short tons)	526	551	1,534	1,597
Tons milled (000 dry short tons)	780	741	2,292	2,344
Average ore grade (oz/ton)	0.137	0.150	0.151	0.136
Average mill recovery rate	94.5%	95.0%	95.2%	95.1%
Gold ounces produced (thousands):
Consolidated	102	103	331	301
Equity	102	103	331	301
Gold ounces sold (thousands):
Consolidated	93	103	336	302
Equity	93	103	336	302

Gold production costs (millions):
Costs applicable to sales	$40	$39	$141	$113
Depreciation, depletion and amortization	$8	$8	$27	$21
Gold production costs (per ounce sold):
Direct mining and production costs	$375	$317	$354	$321
By-product credits	(1)	(1)	(1)	(1)
Royalties and production taxes	54	60	64	51
Reclamation/accretion expense	3	3	2	3
Costs applicable to sales	$431	$379	$419	$374
Depreciation, depletion, and amortization	$88	$75	$81	$71

KALGOORLIE
	Q3 2007	Q3 2006	YTD 2007	YTD 2006
Tons mined (000 dry short tons):
Open pit
Ore	1,720	1,728	5,019	5,323
Waste	9,557	9,943	26,625	29,419
Total	11,277	11,671	31,644	34,742
Underground	50	53	150	157
Tons milled (000 dry short tons)	1,672	1,627	4,918	4,801
Average ore grade (oz/ton)	0.054	0.064	0.055	0.064
Average mill recovery rate	85.5%	84.7%	85.3%	84.3%
Gold ounces produced (thousands):
Consolidated	81	80	238	255
Equity	81	80	238	255
Gold ounces sold (thousands):
Consolidated	83	80	249	256
Equity	83	80	249	256

Gold production costs (millions):
Costs applicable to sales	$51	$39	$145	$122
Depreciation, depletion and amortization	$6	$6	$19	$19
Gold production costs (per ounce sold):
Direct mining and production costs	$586	$463	$561	$458
By-product credits	(3)	(3)	(3)	(3)
Royalties and production taxes	15	15	16	15
Reclamation/accretion expense	11	6	11	6
Costs applicable to sales	$609	$481	$585	$476
Depreciation, depletion, and amortization	$72	$74	$77	$73

NEWMONT - Q3 2007 RESULTS (October 31, 2007)

OPERATING STATISTICS - WAIHI AND GOLDEN GIANT

	Q3 2007	Q3 2006	YTD 2007	YTD 2006
WAIHI (MARTHA)
Tons mined (000 dry short tons):
Open pit
Ore	158	128	186	845
Waste	680	85	3,048	160
Total	838	213	3,234	1,005
Underground	73	15	184	63
Tons milled (000 dry short tons)	189	233	290	848
Average ore grade (oz/ton)	0.116	0.151	0.203	0.125
Average mill recovery rate	89.9%	92.3%	88.9%	93.5%
Gold ounces produced (thousands):
Consolidated	21	32	54	101
Equity	21	32	54	101
Gold ounces sold (thousands):
Consolidated	21	32	62	100
Equity	21	32	62	100

Gold production costs (millions):
Costs applicable to sales	$11	$9	$33	$20
Depreciation, depletion and amortization	$5	$3	$15	$9
Gold production costs (per ounce sold):
Direct mining and production costs	$546	$335	$543	$271
By-product credits	(31)	(70)	(29)	(80)
Royalties and production taxes	6	2	7	1
Reclamation/accretion expense	10	6	10	6
Costs applicable to sales	$531	$273	$531	$198
Depreciation, depletion, and amortization	$253	$102	$237	$92

GOLDEN GIANT
	Q3 2007	Q3 2006	YTD 2007	YTD 2006
Tons mined (000 dry short tons)	-	-	-	13
Tons milled (000 dry short tons)	-	-	-	17
Average ore grade (oz/ton)	-	-	-	0.627
Average mill recovery rate	-	-	-	96.9%
Gold ounces produced (thousands):
Consolidated	-	9	12	58
Equity	-	9	12	58
Gold ounces sold (thousands):
Consolidated	-	9	12	58
Equity	-	9	12	58

Gold production costs (millions):
Costs applicable to sales	$-	$3	$2	$13
Depreciation, depletion and amortization	$-	$-	$-	$1
Gold production costs (per ounce sold):
Direct mining and production costs	$-	$279	$188	$208
By-product credits	-	(2)	(3)	(1)
Royalties and production taxes	-	(2)	(9)	-
Reclamation/accretion expense	-	25	29	12
Costs applicable to sales	$-	$300	$205	$219
Depreciation, depletion, and amortization	$-	$-	$-	$10

NEWMONT - Q3 2007 RESULTS (October 31, 2007)

OPERATING STATISTICS - KORI KOLLO AND LA HERRADURA

	Q3 2007	Q3 2006	YTD 2007	YTD 2006
KORI KOLLO
Tons mined (000 dry short tons):
Ore	2,436	2,177	6,614	7,596
Waste	2,673	4,072	9,896	9,978
Total	5,109	6,249	16,510	17,574
Tons processed (000 dry short tons)	2,436	2,177	6,614	7,596
Average ore grade (oz/ton)	0.019	0.021	0.019	0.021
Gold ounces produced (thousands):
Consolidated	20	26	67	104
Equity	18	23	59	91
Gold ounces sold (thousands):
Consolidated	20	29	66	103
Equity	17	25	58	91

Gold production costs (millions):
Costs applicable to sales	$8	$2	$24	$19
Depreciation, depletion and amortization	$2	$2	$8	$6
Gold production costs (per ounce sold):
Direct mining and production costs	$396	$280	$375	$193
By-product credits	(17)	(23)	(21)	(14)
Royalties and production taxes	-	(182)	-	-
Reclamation/accretion expense	17	11	15	9
Costs applicable to sales	$396	$86	$369	$188
Depreciation, depletion, and amortization	$126	$78	$115	$63

LA HERRADURA
	Q3 2007	Q3 2006	YTD 2007	YTD 2006
Tons mined (000 dry short tons):
Ore	894	1,029	3,503	3,045
Waste	5,050	3,814	13,570	10,025
Total	5,944	4,843	17,073	13,070
Tons processed (000 dry short tons)	1,331	1,029	3,940	3,045
Average ore grade (oz/ton)	0.021	0.023	0.022	0.023
Gold ounces produced (thousands):
Consolidated	19	15	64	55
Equity	19	15	64	55
Gold ounces sold (thousands):
Consolidated	19	21	64	61
Equity	19	21	64	61

Gold production costs (millions):
Costs applicable to sales	$7	$5	$20	$15
Depreciation, depletion and amortization	$1	$3	$5	$7
Gold production costs (per ounce sold):
Direct mining and production costs	$372	$246	$332	$250
By-product credits	(14)	(11)	(19)	(6)
Royalties and production taxes	-	-	-	-
Reclamation/accretion expense	1	2	1	2
Costs applicable to sales	$359	$237	$314	$246
Depreciation, depletion, and amortization	$78	$131	$77	$109

NEWMONT - Q3 2007 RESULTS (October 31, 2007)

The Company's third quarter earnings conference call and web cast presentation will be held on October 31, 2007 beginning at 4:00 p.m. Eastern Time (2:00 p.m. Mountain Time). To participate:

Dial-In Number:	210.234.0000
Leader:	John Seaberg
Password:	Newmont

The conference call will also be simultaneously carried on our web site at www.newmont.com under Investor Information/Presentations and will be archived there for a limited time.

Investor Contacts
John Seaberg	303.837.5743	john.seaberg@newmont.com

Media Contacts
Omar Jabara	303.837.5114	omar.jabara@newmont.com

Cautionary Statement:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, (i) estimates of future gold and copper production and sales; (ii) estimates of future costs applicable to sales; (iii) estimates of future capital expenditures, project costs, tax rates and expenses; (iv) estimates regarding timing of future development, construction, production or closure activities; (v) statements regarding future exploration results and the replacement of reserves and (vi) statements regarding potential cost savings, productivity, operating performance, cost structure and competitive position. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2006 Annual Report on Form 10-K, filed February 26, 2007, which is on file with the Securities and Exchange Commission, as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

NEWMONT - Q3 2007 RESULTS (October 31, 2007)